EXHIBIT 99.1

October 26, 2018

Dear Financial Professional:

Today we filed a Form 8-K announcing our new estimated net asset value (NAV) per share for the common stock of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”). GCEAR’s board of directors approved a NAV of $10.05 per share based on the value of net assets divided by the number of shares outstanding as of June 30, 2018. Robert A. Stanger & Co., Inc. (“Stanger”), an independent valuation firm, assisted in the valuation of each of the properties in our portfolio.  Some key items related to this most recent NAV determination are:

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In aggregate the portfolio value remained stable but for the sale of appreciated assets in a tax-efficient manner. The change in net equity was offset by the redemption of shares such that the current determination of NAV per share at $10.05 remained in-line with last year’s NAV per share of $10.04 as of October 24, 2017.

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Over the past year, GCEAR was a net seller of assets and consequently the real estate portfolio valuation dropped $79.8 million largely due to this fact. Since the prior year valuation, GCEAR sold the DreamWorks Animation Headquarters Campus and One Century Place for a combined disposition price of $390 million (a profit of $105 million versus the purchase price) and subsequently acquired four assets via tax-deferred §1031 exchanges totaling $313.1 million in purchase price resulting in a net decrease in our real estate portfolio of $76.9 million from these transactions. The net disposition proceeds were primarily used to fund share redemptions and make improvements to the existing properties.

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We continue to be actively engaged in ongoing discussions with those tenants previously identified during 2017’s NAV process whose space-use expectations were negatively influenced mostly by corporate mergers and restructurings. Over the past 12 months we have successfully reached a settlement with six tenants, resulting in termination fees totaling over $17.6 million, allowing us to commence repositioning efforts and offset the capital costs related thereto. Further, we are actively marketing for disposition two of the affected assets with the expected disposition prices reflected in the current determination of NAV.

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Thus far during 2018 we have executed 1,021,000 square feet of leasing activity including seven renewals totaling 478,000 rentable square feet with lease expirations in 2018 and future years, and seven leases to new tenants totaling approximately 543,000 square feet, of which three totaling approximately 294,000 square feet were strategic replacements for tenants for which a termination agreement had been negotiated. Our occupancy as of June 30, 2018 was 95.8% as compared to 96.7% as of June 30, 2017, with more leasing under active negotiations.

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We have proactively addressed our interest rate exposure by converting short-term floating rate debt to long-term fixed-rate financing on our portfolio. As of June 30, 2018, over 93% of our financing is fixed-rate debt thereby eliminating any short-term interest rate volatility and our undrawn revolver capacity was $101.2 million.

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We continue to pay a strong annual dividend of $0.6939 per share and have done so consistently for 67 consecutive months which represented, as of June 30, 2018, only 86% of adjusted funds from operations. Further, while not part of the NAV valuation, we successfully issued $125 million in perpetual convertible preferred shares to a foreign institutional investor while using most of the proceeds to further deleverage our balance sheet and increase our undrawn revolver capacity.

For more details related to the valuation and Stanger’s involvement in the process, please refer to the 8-K link provided below.

We are optimistic about the prospects for GCEAR and continue to explore strategic options to maximize shareholder value. We thank you for your support of Griffin Capital Essential Asset REIT. Should you have any questions, please do not hesitate to contact your Griffin Capital Securities sales consultant or the sales desk at (866) 606-5901.

Sincerely,

/s/ Michael J. Escalante
Michael J. Escalante
President
Griffin Capital Essential Asset REIT, Inc.

This letter may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

Link: 8-K